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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2002

CONDOR TECHNOLOGY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23635 (Commission File Number)	54-1814931 (I.R.S. Employer Identification No.)
2745 Hartland Road Falls Church, Virginia (Address of principal executive offices)	22043-3529 (Zip Code)

Registrant's telephone number, including area code: (703) 698-7711

351 West Camden Street, Suite 801
Baltimore, Maryland 21201
(Former name or former address, if changed since last report)

Item 2.

        At a Special Meeting of Stockholders held on August 15, 2002, stockholders of the Registrant approved the sale of certain assets comprising the Government Solutions Division of the Registrant to CACI International Inc for a purchase price of $16,000,000 (the "CACI Transaction"). Of a total of 26,944,424 shares of Registrant Common Stock outstanding, a total of 16,605,488 shares, being a majority of the votes cast at the meeting, voted in favor of the CACI Transaction, 610,733 shares voted against it, and 4,635 shares abstained from approval of the CACI Transaction. The sale included the assets and going business of certain of Registrant's wholly-owned subsidiaries: Louden Associates, Inc., InVenture Group, Inc., MIS Technologies, Inc. and Federal Computer Corporation. The assets being sold to CACI International Inc comprised approximately 38% of the total assets of the Registrant and its subsidiaries and approximately 35% of the consolidated revenue of the Registrant and its subsidiaries for the three months ended March 31, 2002. The CACI Transaction closed on August 15, 2002, following the Special Meeting of Stockholders.

        Following the CACI Transaction, the Registrant has as ongoing businesses the Infrastructure Services Division located primarily in Langhorne, Pennsylvania and the enterprise resource software reseller business located in Iselin, New Jersey. The Registrant is currently evaluating its options, which could include seeking approval for the orderly liquidation of its remaining assets through the sale of its business units as going concerns. As a result of the size of the Registrant's debt obligations (even after repayment of certain debts with the proceeds of the CACI Transaction) and the Registrant's projections of the amounts it is likely to receive for its remaining business units, if and when such units are sold, no funds generated by the liquidation of the Registrant's remaining assets will be available for distribution to stockholders.

        On August 30, 2002, Ms. Ann Torre Grant and Mr. Dennis E. Logue resigned as members of the Board of Directors of the Registrant.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONDOR TECHNOLOGY SOLUTIONS, INC.
Date: September 3, 2002	By	/s/ J. L. HUITT, JR. J. L. Huitt, Jr. President and Chief Executive Officer

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  Item 2.
SIGNATURE